                                   Exhibit 11
                   THE COOPER COMPANIES, INC. AND SUBSIDIARIES
                        Calculation of Earnings Per Share
                    (In thousands, except per share figures)
                                   (Unaudited)

                                                   Three Months Ended
                                                       January 31,
                                                  1998             1997
                                                 ------           ------
Basic:
------

Net income                                       $ 5,993         $ 3,310
                                                 -------         -------

Weighted average common shares                    14,808          11,676
                                                 -------         -------

Basic earnings per share                         $  0.40         $  0.28
                                                 -------         -------

Diluted:
--------

Net income                                       $ 5,993         $ 3,310
                                                 -------         -------

Weighted average common shares                    14,808          11,676
Dilutive warrants                                     60              41
Dilutive options                                     486             203
                                                 -------         -------

Effect of dilutive securities                        546             244
                                                 -------         -------

Denominator for diluted earnings per share        15,354          11,920
                                                 =======         =======

Dilutive earnings per share                      $  0.39         $  0.28
                                                 =======         =======